UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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CENTURY COMMUNITIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders (which we refer to as the “Annual Meeting”) of Century Communities, Inc., a Delaware corporation (which we refer to as “we,” “us,” “our,” or the “Company”), to be held at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, at 1:00 p.m. local time, on Wednesday, May 11, 2016.

At the Annual Meeting, you will be asked to consider and vote upon the following proposals to: (1) elect five (5) directors to serve for the ensuing year as members of the Board of Directors of the Company; (2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and (3) transact such other business as may properly come before the Annual Meeting or at any continuation, postponement or adjournment thereof. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe these matters in more detail. We urge you to read this information carefully.

The Board of Directors recommends a vote: FOR each of the five (5) nominees for director named in the Proxy Statement, and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Whether or not you attend the Annual Meeting in person, and regardless of the number of shares of Century Communities, Inc. that you own, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to vote your shares of common stock via the Internet, by telephone, or by promptly marking, dating, signing, and returning the proxy card. Voting over the Internet, by telephone, or by written proxy will ensure that your shares are represented at the Annual Meeting.

On behalf of the Board of Directors of Century Communities, Inc., we thank you for your participation.

Sincerely,

Dale Francescon

Chairman of the Board of Directors and

Co-Chief Executive Officer

CENTURY COMMUNITIES, INC.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2016

The 2016 Annual Meeting of Stockholders (which we refer to as the “Annual Meeting”) of Century Communities, Inc., a Delaware corporation (which we refer to as “we,” “us,” “our,” or the “Company”), will be held on Wednesday, May 11, 2016 at 1:00 p.m. local time at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237. We will consider and act on the following items of business at the Annual Meeting:

1.	To elect five (5) directors to serve as members of the Board of Directors of the Company (which we refer to as our “Board”) until the next annual meeting of stockholders and until their successors are duly elected and qualified. The director nominees named in the Proxy Statement for election to our Board are: Dale Francescon, Robert J. Francescon, James M. Lippman, Keith R. Guericke, and John P. Box;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016; and

3.	To transact such other business as may properly come before the Annual Meeting or at any continuation, postponement or adjournment thereof.

The Proxy Statement accompanying this Notice describes each of these items of business in detail. Our Board recommends a vote: FOR each of the five (5) nominees for director named in the Proxy Statement, and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Only stockholders of record at the close of business on March 28, 2016 are entitled to notice of, to attend, and to vote at, the Annual Meeting or any continuation, postponement or adjournment thereof. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at the principal executive office of the Company during regular business hours for a period of no less than ten (10) days prior to the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, you are urged to vote your shares of common stock via the Internet, by telephone, or by promptly marking, dating, signing, and returning the proxy card. Any stockholder attending the Annual Meeting may vote in person even if he or she previously submitted a proxy. If your shares of common stock are held by a bank, broker or other agent, please follow the instructions from your bank, broker or other agent to have your shares voted.

Sincerely,

David L. Messenger

Chief Financial Officer and Secretary

Greenwood Village, Colorado

April 1, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 11, 2016: This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available on the internet, free of charge, at http://www.astproxyportal.com/ast/19474/. On this website, you will be able to access this Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and any amendments or supplements to the foregoing materials that are required to be furnished to stockholders.

CENTURY COMMUNITIES, INC.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2016

INFORMATION ABOUT THE ANNUAL MEETING

General

Your proxy is solicited on behalf of the Board of Directors (which we refer to as our “Board”) of Century Communities, Inc., a Delaware corporation (which we refer to as “we,” “us,” “our,” or the “Company”), for use at our 2016 Annual Meeting of Stockholders (which we refer to as the “Annual Meeting”) to be held on Wednesday, May 11, 2016, at 1:00 p.m. local time, at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting. Directions to attend the Annual Meeting may be obtained by calling Investor Relations at (303) 268-8398. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending an Important Notice of Availability of Proxy Materials for the Annual Meeting (which we refer to as the “Notice”) to most of our stockholders of record, and paper copies of the proxy materials to certain other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 1, 2016, we intend to make this Proxy Statement available on the Internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three (3) business days of such request.

Availability of Proxy Materials for the 2016 Annual Meeting

This Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (which we refer to as our “2015 Annual Report”) are available at http://www.astproxyportal.com/ast/19474/. This website contains the following documents: the Notice of the Annual Meeting, this Proxy Statement and proxy card sample, and our 2015 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our common stock as of the close of business on March 28, 2016, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting on all matters to be voted upon. As of the record date, there were 21,126,214 shares of our common stock outstanding, each entitled to one vote.

Voting of Shares

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this Proxy Statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this Proxy Statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with the Proxy Statement and promptly returning it, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means that your shares are held of record by a broker, bank or other nominee, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the Proxy Statement and proxy card from your broker by following the instructions on the notice provided by your broker.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on May 10, 2016. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote over the Internet or by telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. Any stockholder attending the Annual Meeting may vote in person even if he or she previously submitted a proxy.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows: FOR each of the five (5) nominees for director named in the Proxy Statement, and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. With respect to any other matter that properly comes before the Annual Meeting or any continuation, postponement or adjournment thereof, the proxy-holders will vote as recommended by our Board, or if no recommendation is given, in their own discretion.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy card, relating to the same shares and bearing a later date than the original proxy card;

•	submitting another proxy over the Internet or by telephone (your latest Internet or telephone voting instructions are followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Company proxies should be addressed to:

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

Attention: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the Annual Meeting.

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Quorum and Votes Required

The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority in voting power of all of the shares of the stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum is present.

Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters which the New York Stock Exchange (which we refer to as the “NYSE”) determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this Proxy Statement. Only Proposal No. 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal No. 1 (election of directors) is not considered a routine matter, and without your instruction, your broker cannot vote your shares. In addition, pursuant to our bylaws, abstentions will not be counted as a vote case “for” or “against” any proposal.

Proposal No. 1: Election of Directors. A plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the five (5) director nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast, and, therefore, will not have any effect on the outcome of the election of directors.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Abstentions will not be counted either for or against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, and thus, broker non-votes are generally not expected to result from the vote on Proposal No. 2.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or this Proxy Statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We do not intend to hire a proxy solicitor to assist in the solicitation of proxies. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by Internet, telephone, facsimile or special delivery letter.

Stockholder List

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at the principal executive office of the Company during regular business hours for a period of no less than ten (10) days prior to the Annual Meeting.

Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our 2015 Annual Report and in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board Nominees

Our Board currently consists of five (5) members, three (3) of whom are independent within our director independence standards, which satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). Based upon the recommendation of the Nominating and Corporate Governance Committee of our Board (which we refer to as the “Nominating and Corporate Governance Committee”), our Board nominated each of the Company’s current directors for re-election at the Annual Meeting.

Our Board and the Nominating and Corporate Governance Committee believe the current directors collectively have or will have the experience, qualifications, attributes and skills to effectively oversee the management of the Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing the Company, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of the Company and our stockholders and a dedication to enhancing stockholder value.

Each director elected at the Annual Meeting will serve a one (1)-year term until the Company’s next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Unless otherwise instructed, the proxy-holders will vote the proxies received by them for the five (5) nominees named below. If any of the nominees is unable, or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. It is not presently expected that any of the nominees named below will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxy-holders intend to vote all proxies received by them in a manner to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy-holders.

Set forth below are the names, ages and positions of our directors as of the date of this Proxy Statement:

Name	Age	Position with the Company
Dale Francescon	63	Chairman of our Board of Directors and Co-Chief Executive Officer
Robert J. Francescon	58	Co-Chief Executive Officer, President and Director
James M. Lippman (a), (b), (c)	58	Independent Director
Keith R. Guericke (a), (b), (c)	67	Independent Director
John P. Box (a), (b), (c)	70	Independent Director

(a)	Member of the Audit Committee of our Board.
(b)	Member of the Compensation Committee of our Board.
(c)	Member of the Nominating and Corporate Governance Committee of our Board.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE FIVE (5) NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

Vacancies on our Board, including any vacancy created by an increase in the size of our Board, may be filled only by a majority of the directors remaining in office (even though less than a quorum of our Board) or a sole remaining director, and not by stockholders. A director elected by our Board to fill a vacancy will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by our Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by our Board. Each nominee has agreed to serve if elected and our Board has no reason to believe that any nominee will be unable to serve.

Information about Director Nominees

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences which led our Board to conclude that each nominee should serve on our Board at this time. There are no family relationships among any of the directors or executive officers of the Company, except for Dale Francescon and Robert J. Francescon, who are brothers.

Dale Francescon. Mr. Dale Francescon serves as our Co-Chief Executive Officer and has served as the Chairman of our Board of Directors since April 30, 2013. Mr. Dale Francescon possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. Mr. Dale Francescon has successfully managed the Company, a top 25 national homebuilder, through successive profitable years, in various economic cycles, from inception in August 2002 to the present. Prior to the formation of the Company, from 1996 to 2000, Mr. Dale Francescon served as Co-Division President for D.R. Horton, the largest homebuilder in the United States. Prior to his tenure at D.R. Horton, Mr. Dale Francescon owned and operated Trimark Communities from 1993 to 1996 when it was sold to D.R. Horton. Trimark Communities was the largest builder of attached, for sale homes in the state of Colorado. Mr. Dale Francescon is actively involved in various civic and professional organizations. Mr. Dale Francescon is licensed in the state of Colorado as a real estate broker (inactive) and in the state of California as an attorney (inactive) and a certified public accountant (inactive). Mr. Dale Francescon received his B.S. in Business Administration from the University of Southern California and a J.D. from Loyola University School of Law. Mr. Dale Francescon, as a co-founder of the Company, is qualified to serve as a director due to his familiarity with our history and operations, his expertise in the homebuilding industry, and his more than 25 years of experience operating real estate companies.

Robert J. Francescon. Mr. Robert J. Francescon serves as our Co-Chief Executive Officer and President, and has served as a member of our Board of Directors since April 30, 2013. Mr. Robert J. Francescon possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, architecture, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. Mr. Robert J. Francescon has successfully managed the Company, a top 25 national homebuilder, through successive profitable years, in various economic cycles, from inception in August 2002 to the present. Prior to the formation of the Company, from 1996 to 2000, Mr. Robert J. Francescon served as Co-Division President for D.R. Horton, the largest homebuilder in the United States. Prior to his tenure at D.R. Horton, Mr. Robert J. Francescon owned and operated Trimark Communities from 1993 to 1996 when it was sold to D.R. Horton. Trimark Communities was the largest builder of attached, for sale homes in the state of Colorado. Mr. Robert J. Francescon also has management experience working in a variety of financial institutions, including thrifts and the Federal Home Loan Mortgage Corporation. Mr. Robert J. Francescon is actively involved in various civic and professional organizations. Mr. Robert J. Francescon received his B.S. in Business Administration from the University of Southern California. Mr. Robert J. Francescon, as a co-founder of the Company, is qualified to serve as a director due to his familiarity with our history and operations, his management experience in various business enterprises, and his more than 25 years of experience as a senior executive within the homebuilding industry.

*James M. Lippman. Mr. Lippman is a director and has served on our Board of Directors since May 7, 2013. Mr. Lippman founded JRK Property Holdings in 1991 and currently serves as its Chairman and Chief Executive Officer. From an initial purchase of five multifamily properties, JRK has grown to a national leader in the commercial real estate sector. In 2011, JRK was featured as the 25th largest Multifamily Owner and Manager in the U.S. by the National Multi Housing Council and ranked 27th in the nation by Multifamily Executive Magazine. Mr. Lippman is actively involved with Cedar-Sinai Medical Center, where he serves on its board of directors, chairs its audit committee, and is a member of its executive committee, resource development committee, and executive compensation committee. In addition, Mr. Lippman currently serves on the board of trustees of Union College. Mr. Lippman also worked on Wall Street for many years where he traded equities, options and commodities for proprietary investment accounts. Mr. Lippman earned a B.A. in Economics and Political Science from Union College. Mr. Lippman is qualified to serve as a director because of his extensive leadership experience within the real estate industry, his financial management expertise, and his extensive contacts with senior real estate executives throughout the United States.

*Keith R. Guericke. Mr. Guericke is a director and has served on our Board of Directors since May 7, 2013. Mr. Guericke has served as a director of the board of Essex Property Trust, Inc. (which we refer to as “Essex”) since June 1994. In 2002, Mr. Guericke was elected to the position of vice chairman of the board of Essex, a position he still holds. He held the position of President and Chief Executive Officer of Essex from 1988 through 2010. Effective January 2011, Mr. Guericke retired from his position as an executive officer. Mr. Guericke joined Essex’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion. Mr. Guericke prepared Essex for its initial public offering in 1994, and since then has overseen the significant growth of the Essex multifamily portfolio in supply-constrained markets along the West Coast. Prior to joining Essex, Mr. Guericke began his career with Kenneth Leventhal & Company, a certified public accounting firm noted for its real estate expertise. Mr. Guericke is a member of NAREIT, the National Multi-Housing Council, and several local apartment industry groups. Mr. Guericke received his B.S. in Accounting from Southern Oregon College in 1971. Mr. Guericke is qualified to serve as a director because of his extensive leadership experience at a publicly traded company, his expansive knowledge of the real estate industry, his strong relationships with many executives at real estate companies throughout the United States and his expertise in accounting and finance.

*John P. Box. Mr. Box is a director and has served on our Board of Directors since May 23, 2014. Mr. Box is a commercial real estate practitioner who has served as regional chairman of Newmark Grubb Knight Frank since 2013. Prior to his current role, from 1988 through 2012, Mr. Box was President and Chief Executive Officer of the Frederick Ross Company, the largest locally owned commercial real estate service business in Colorado. Under his watch, the Frederick Ross Company diversified into several independent operating divisions and was active in commercial brokerage, consulting and property management, as well as apartment building and multi-family land sales. Mr. Box was recognized as honorary dean for 2002 by the University of Denver Franklin L. Burns School of Real Estate and Construction Management, and in 2001, he was awarded the 2000 NAIOP President’s Award for contributions to the real estate community. Earlier in his career, Mr. Box was recognized four times by the Denver Board of REALTORS® as the recipient of the top commercial sales award for achieving the highest personal sales volume in the Denver area. Mr. Box also serves on the board of trustees for Regis University, on the board of directors for the National Crime Prevention Council, and is former board chair of ONCOR International, a worldwide affiliation of real estate companies. Mr. Box is qualified to serve as a director because of his extensive leadership within the real estate industry, his relationships with many executives at real estate companies through the United States, and his proven ability to successfully grow and diversify a real estate business.

*	Member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee of our Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines covering, among other things, the duties and responsibilities of, and independence standards applicable to, our directors and Board committee structures and responsibilities. These guidelines are available on the “Governance Documents” section of our website. In addition, a printed copy of our corporate governance guidelines is available free of charge to any stockholder who requests a copy by sending a written request to: Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Corporate Secretary.

Board Composition and Size

Our Board currently consists of five (5) directors, each of whom was elected at our 2015 Annual Meeting of Stockholders held on May 13, 2015. The current directors are each nominated for re-election at the Annual Meeting as described above, and will hold office until the Annual Meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Pursuant to the Company’s Certificate of Incorporation and Bylaws, the total number of directors constituting our Board shall be determined from time to time by action of the Board. All directors will be elected, appointed and removed by all common stockholders voting as a single class. Each of the members of our Board will be elected at an annual meeting of the stockholders and will hold office until the next annual meeting of the stockholders, and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority of the directors then in office (although less than a quorum) or by a sole remaining director, and not by stockholders, and the directors so chosen will hold office until the next annual or special meeting of stockholders called for that purpose and until their successors are duly elected and qualified, or until their earlier resignation, removal or disqualification.

Our Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow our Board to satisfy its oversight responsibilities effectively. New directors are approved by our Board after recommendation by the Nominating and Corporate Governance Committee. In identifying candidates for director, the Nominating and Corporate Governance Committee and our Board take into account the following: (1) the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board, or additional qualifications that may be required when selecting new Board members, (2) the requisite expertise and sufficiently diverse backgrounds of our Board’s overall membership composition, (3) the independence of outside directors and other possible conflicts of interest of existing and potential members of our Board, and (4) any other factors they consider appropriate.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and our Board focused primarily on the information discussed in each of the directors’ individual biographies set forth above. Although diversity may be a consideration in the selection of directors, the Company and our Board do not have a formal policy with regard to the consideration of diversity in identifying director nominees.

Board Leadership Structure

Our current leadership structure permits the roles of Chairman of the Board and Co-Chief Executive Officer to be filled by the same or different individuals. Effective as of April 30, 2013, Dale Francescon assumed the role of Chairman of the Board and Co-Chief Executive Officer, with Robert J. Francescon assuming the role of

Co-Chief Executive Officer and President. Our Board has determined this structure to be in the best interests of the Company and its stockholders at this time due to both Dale Francescon’s and Robert J. Francescon’s extensive experience with the Company and in the homebuilding industry.

Director Independence

Under the listing requirements and rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and compensation committee members must satisfy heightened independence criteria set forth in NYSE rules. Under NYSE rules, a director will only qualify as an “independent director” if the company’s board of directors affirmatively determines that the director has no material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each of our directors concerning his background, employment and affiliations, including family relationships with us, our senior management and our independent registered public accounting firm, our Board has determined that all but two (2) of our directors, Dale Francescon and Robert J. Francescon, are independent directors under the standards established by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) and the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence.

Board Meetings

Our Board held seven (7) meetings during fiscal year 2015. During fiscal year 2015, all incumbent directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of our Board of which the incumbent director was a member. All directors are generally expected to attend the annual meeting of stockholders.

Executive Sessions

Our non-management independent directors have the opportunity to meet in executive sessions without management to consider such matters as they deem appropriate, such as reviewing the performance of management. Executive sessions of our independent directors may be held in conjunction with each regularly scheduled Board meeting.

Our independent directors appoint an independent director (which we refer to as the “presiding independent director”) to preside over the executive sessions of the independent directors. The main duties of the presiding independent director are to (i) preside at regularly scheduled executive sessions or other meetings of the independent directors, (ii) serve as liaison between the Chairman of our Board and the Co-Chief Executive Officers of the Company, on the one hand, and the independent directors, on the other hand, by means of consulting with the Chairman of our Board and the Co-Chief Executive Officers of the Company as to agenda items for Board and committee meetings and advising them of the outcome of such meetings, as necessary, and (iii) coordinate with Board committee chairs in the development and recommendations of Board and committee meeting agendas.

Mr. Keith R. Guericke has been appointed by our independent directors as the presiding independent director for the 2016 fiscal year.

Committees of the Board of Directors

We currently have three (3) standing committees: an Audit Committee (which we refer to as the “Audit Committee”), a Compensation Committee (which we refer to as the “Compensation Committee”), and a Nominating and Corporate Governance Committee (which we refer to as the “Nominating and Corporate Governance Committee”). The charters of all three (3) of our standing Board committees are available in the “Governance Documents” section of our website.

Audit Committee

The Audit Committee is comprised of our three (3) independent directors, James M. Lippman, Keith R. Guericke, and John P. Box, each of whom is “financially literate” under the rules of the NYSE. Mr. Guericke serves as the chairperson of the Audit Committee. The Audit Committee, pursuant to its written charter, among other matters, oversees (i) our financial reporting, auditing and internal control activities; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; (v) the performance of our internal audit function and independent auditors and (vi) our overall risk exposure and management. The Audit Committee held ten (10) meetings during fiscal year 2015.

Duties of the Audit Committee also include:

•	annually review and assess the adequacy of the Audit Committee charter and the performance of the Audit Committee;

•	be responsible for the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

•	review with the independent auditors the plans and results of the audit engagement;

•	evaluate the qualifications, performance and independence of our independent auditors;

•	have sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

•	review the adequacy of our internal accounting controls; and

•	meet at least quarterly with our executive officers, internal audit staff and our independent auditors in separate executive sessions.

Keith R. Guericke has been designated as the Audit Committee financial expert, as that term is defined in the rules of the SEC.

Compensation Committee

The Compensation Committee is comprised of our three (3) independent directors, James M. Lippman, Keith R. Guericke, and John P. Box. Mr. Lippman serves as the chairperson of the Compensation Committee. The Compensation Committee held six (6) meetings during fiscal year 2015.

The Compensation Committee, pursuant to its written charter, among other matters:

•	assists our Board in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

•	administers, reviews and makes recommendations to our Board regarding our compensation plans, including our First Amended & Restated 2013 Long-Term Incentive Plan;

•	annually reviews and approves our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluates each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our Board;

•	provides oversight of management’s decisions regarding the performance, evaluation and compensation of other officers; and

•	reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking, and reviews and discusses, at least annually, the relationship between risk management policies and practices, business strategy and our executive officers’ compensation.

The Compensation Committee charter also authorizes the Compensation Committee to retain independent legal and other advisors and consultants as it deems necessary or appropriate to carry out its responsibilities. In February 2014, the Compensation Committee retained Compensation and Benefit Solutions, LLC (which we refer to as “CBS”) as its independent compensation consultant, and CBS acted as the Compensation Committee’s independent compensation consultant during fiscal year 2015. The Compensation Committee considers analysis and advice from CBS when making compensation decisions and when making decisions on plan design. Specifically, the Compensation Committee relies on CBS for, among other things:

•	reviewing total compensation strategy and pay levels for our executives;

•	performing competitive analyses of non-employee director compensation; and

•	examining our executive compensation programs to ensure that they support our business strategy.

The Compensation Committee may request information or advice directly from CBS and may direct our management to provide or solicit information from CBS. The principal consultant for CBS regularly interacts with our management. The principal consultant for CBS attended one (1) of the six (6) Compensation Committee meetings held during fiscal year 2015. CBS was paid approximately $62,000 for services rendered during 2015. During 2015, CBS did not provide any services to the Company unrelated to executive compensation, did not have any business or personal relationships with any members of the Compensation Committee, and maintained policies and procedures designed to avoid conflicts of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of our three (3) independent directors, James M. Lippman, Keith R. Guericke, and John P. Box. Mr. Box serves as the chairperson of the Nominating and Corporate Governance Committee. The nominating and corporate governance held two (2) meetings during fiscal year 2015.

The Nominating and Corporate Governance Committee, pursuant to its written charter, among other matters:

•	identifies individuals qualified to become members of our Board, and ensures that our Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds;

•	develops, and recommends to our Board for its approval, qualifications for director candidates, and periodically reviews these qualifications with our Board;

•	reviews the committee structure of our Board and recommends directors to serve as members or chairs of each committee of our Board;

•	reviews and recommends committee slates annually and recommends additional committee members to fill vacancies as needed;

•	develops and recommends to our Board a set of corporate governance guidelines applicable to us and, at least annually, reviews such guidelines and recommends changes to our Board for approval as necessary; and

•	oversees the annual self-evaluations of our Board and management.

Other Committees

Our Board may establish other committees as it deems necessary or appropriate from time to time.

Role of our Board of Directors in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three (3) standing committees (the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee), each of which will address risks specific to its respective areas of oversight. In particular, the Audit Committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee will also monitor compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Compensation Committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee will provide oversight with respect to corporate governance and ethical conduct and will monitor the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.

Compensation Committee Interlocks and Insider Participation

During their service on the Compensation Committee, none of the members had any relationship requiring disclosure under Item 404 of Regulation S-K, and none of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serves, or in the past has served, as a member of the Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or the Compensation Committee.

Communications with the Board of Directors

Any stockholder or other interested party may contact an individual director, our Board as a group, or a specified Board committee or group, including the non-management directors as a group, by sending written communication to:

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

Attention: Corporate Secretary

Management will initially receive and process communications before forwarding them to the addressee(s). We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics (which we refer to as our “Code of Business Conduct and Ethics”) that applies to our officers, directors and any employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our communications with and reports to our stockholders, including reports filed with the SEC, and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to our Code of Business Conduct and Ethics.

Any waiver of our Code of Business Conduct and Ethics for our executive officers, directors or any employees may be made only by the Nominating and Corporate Governance Committee and will be promptly disclosed as required by law and NYSE regulations.

Our Code of Business Conduct and Ethics is available in the “Governance Documents” section of our website. In addition, printed copies of our Code of Business Conduct and Ethics are available upon written request to Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Corporate Secretary.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (which we refer to as “E&Y”) as our independent registered public accounting firm for the year ending December 31, 2016, and our Board has directed that management submit the appointment of E&Y as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of E&Y is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of E&Y as our independent registered public accountants is not required by our Bylaws or otherwise. However, our Board is submitting the appointment of E&Y to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accountant at any time during the year if the Audit Committee determines that such a change would be in the Company’s and our stockholders’ best interests.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

Fees Incurred for Services by Principal Accountant

The fees billed for professional services provided by E&Y in fiscal years 2015 and 2014 were:

Type of Fees	2015	2014
Audit Fees	$795,000	$1,530,000
Audit Related Fees	0	0
Tax Fees	110,803	56,513
All Other Fees	4,125	0

Total Fees	$909,928	$1,586,513

In the above table, in accordance with the definitions of the SEC, “Audit Fees” include fees for the audit of our consolidated financial statements included in our 2015 Annual Report, review of the unaudited financial statements included in our Quarterly Reports on Form 10-Q, registration statements, comfort letters, consents, assistance with documents filed with the SEC, and accounting and reporting consultation in connection with the audit and/or quarterly reviews.

Pre-Approval Policies and Procedures

The Audit Committee has responsibility for selecting, appointing, evaluating, compensating, retaining and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established policies and procedures in its charter regarding pre-approval of any audit and non-audit service provided to the Company by the independent registered public accounting firm and the fees and terms thereof.

The Audit Committee considered the compatibility of the provision of other services by its registered public accountant with the maintenance of their independence. The Audit Committee approved all audit and non-audit services provided by E&Y in 2015 and 2014.

Audit Committee Report

The Audit Committee issued the following report for inclusion in this Proxy Statement and our 2015 Annual Report.

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2015 with management of Century Communities, Inc. and with Century Communities, Inc.’s independent registered public accounting firm, Ernst & Young LLP.

2.	The Audit Committee has discussed with Ernst & Young LLP those matters required by Statement on Auditing Standards No. 16, “Communications with Audit Committee,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

3.	The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with Ernst & Young LLP its independence from Century Communities, Inc. and its management.

4.	Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2015 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

AUDIT COMMITTEE

Keith R. Guericke, Chairman

James M. Lippman

John P. Box

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

As of March 28, 2016, there are 21,126,214 shares of our common stock outstanding. The following table sets forth the beneficial ownership of our common stock as of March 28, 2016 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person or entity known by us to be the beneficial owner of 5% or more of our outstanding common stock.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within sixty (60) days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement.

The percentages reflect beneficial ownership as determined in accordance with Rule 13d-3 under the Exchange Act and are based on 21,126,214 shares of our common stock outstanding as of March 28, 2016. Except as noted below, the address for all beneficial owners in the table below is 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111.

Amount and Nature of Beneficial Ownership as of March 28, 2016

Name and Address of Beneficial Owner	Title / Position	Shares Owned	Percentage
Directors and Named Executive Officers:
Dale Francescon (1)	Chairman of our Board of Directors and Co-Chief Executive Officer	2,983,479	14.12%
Robert J. Francescon (2)	Co-Chief Executive Officer, President and Director	2,883,479	13.65%
David L. Messenger	Chief Financial Officer	156,795	*
James M. Lippman	Director	11,157	*
Keith R. Guericke	Director	11,157	*
John P. Box	Director	22,657	*
All directors and executive officers as a group (6 persons)		6,068,724	28.73%

5% or more Stockholders:
Dale Francescon (1)		2,983,479	14.12%
Robert J. Francescon (2)		2,883,479	13.65%
Capital World Investors (3)		1,716,000	8.12%
Oaktree Value Equity Holdings, L.P., et al. (4)		1,469,003	6.95%

*	Represents less than 1% of the number of shares of our common stock outstanding.
(1)	Includes 449,693 shares of our common stock directly owned by Dale Francescon, 158,786 restricted stock units directly owned by Dale Francescon, and 2,375,000 shares of our common stock beneficially owned through Dale Francescon’s ownership interest in DF Century, LLC, an entity controlled by him.

(2)	Includes 449,693 shares of our common stock directly owned by Robert J. Francescon, 158,786 restricted stock units directly owned by Robert J. Francescon, and 2,275,000 shares of our common stock beneficially owned through Robert J. Francescon’s ownership interest in RJF Century, LLC, an entity controlled by him.
(3)	Based on information provided in a Schedule 13G that was filed with the SEC on February 12, 2016 by Capital World Investors, a division of Capital Research and Management Company. Capital World Investors is deemed to be the beneficial owner of 1,716,000 shares of our common stock as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors holds more than 5% of the outstanding shares of our common stock on behalf of its client, SMALLCAP World Fund, Inc. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(4)	Based on information provided in a Schedule 13G that was jointly filed with the SEC on February 12, 2016 by Oaktree Value Equity Holdings, L.P., Oaktree Value Equity Fund GP, L.P., Oaktree Value Equity Fund GP Ltd., Oaktree Value Equity Fund-SP, L.P., Oaktree Value Equity Fund-SP GP, L.P., Oaktree Capital Management, L.P., Oaktree Holdings, Inc., Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC, Oaktree Holdings, LLC, Oaktree Capital Group, LLC, and Oaktree Capital Group Holdings GP, LLC (collectively, the “Oaktree Entities”). Aggregate beneficial ownership reported by the Oaktree Entities is based on the direct ownership of 1,469,003 shares by Oaktree Value Equity Holdings, L.P. Oaktree Value Equity Holdings, L.P. beneficially owns more than 5% of the outstanding shares of our common stock. The address of Oaktree Value Equity Holdings, L.P. is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

The following sets forth information regarding the current executive officers of the Company. Biographical information pertaining to Dale Francescon and Robert J. Francescon, each of whom is both a director and an executive officer of the Company, may be found in the section above entitled “Proposal No. 1, Election of Directors—Information About Director Nominees.”

Name	Age	Position with the Company
Dale Francescon	63	Chairman of our Board of Directors and Co-Chief Executive Officer
Robert J. Francescon	58	Co-Chief Executive Officer, President and Director
David L Messenger	45	Chief Financial Officer

David L. Messenger. Mr. David L. Messenger serves as our Chief Financial Officer and has been employed by the Company since June 2013. Mr. Messenger has extensive experience in finance and accounting for real estate companies. His direct responsibilities are overseeing all accounting, finance, capital markets, risk management and financial planning and analysis. Prior to his tenure at the Company, Mr. Messenger was at UDR, Inc., a publicly traded multifamily real estate investment trust, from August 2002 to May 2012, most recently as Chief Financial Officer. From June 2012 to February 2013, Mr. Messenger served as an independent consultant for UDR, Inc. Mr. Messenger is licensed in the State of Virginia as a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Virginia Society of Certified Public Accountants. Mr. Messenger received a B.B.A. and M.A. in Accounting from the University of Iowa.

Compensation Discussion and Analysis

Executive Summary

We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our stockholders in a way that allows us to attract and retain the best executive talent. We have adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses and making future grants of equity awards to our executive officers. The Compensation Committee has designed a compensation program that is intended to reward favorable stockholder returns, stock appreciation, the Company’s competitive position within the homebuilding industry and each executive officer’s long-term career contributions to the Company.

The compensation components designed to further these goals take the form of base salary, annual cash incentive compensation, as well as long-term equity incentives measured by Company and/or individual performance targets as established by the Compensation Committee.

The following are operational and financial highlights for 2015:

•	The Company far exceeded the budgeted number of closings for 2015. The Company’s projections targeted 2,000 closings, while the Company achieved 2,401 closings in 2015—exceeding projections by 20%. Additionally, year-over-year closings increased by approximately 130% from 1,046 closings in 2014.

•	The Company exceeded targeted revenue by 13%; targeted revenue was $650 million while actual revenue achieved was $734.5 million. This represented an increase of approximately 103% from 2014 revenue of $362.4 million.

•	The Company exceeded projected EBITDA by 25.7%; targeted EBITDA was $63 million vs. actual EBITDA of $79.2 million. Actual EBITDA increased by approximately 90% over the prior year EBITDA of $41.7 million.

Compensation Philosophy

Given the small size of the Company’s current executive team, each Executive has assumed responsibilities beyond what is generally found for similar executives in comparable companies. Many of these additional responsibilities directly impact the growth of the Company. Further, the Company emphasizes performance-based compensation elements, with superior performance resulting in above market pay, and underwhelming performance resulting in below-market pay. As such, the Compensation Committee has determined that fixed compensation (i.e., base salary) should be targeted at approximately the market median, with performance-based incentive compensation opportunities resulting in total direct compensation that ranges from well below the market median to the top quartile of the market (based on performance). The Compensation Committee has determined that target award levels will align total direct compensation with approximately the market median, and maximum award levels will align total direct compensation with approximately the market 75th percentile.

Competitive Considerations

We strive to compensate our executive officers competitively relative to industry peers. To ensure reasonableness and competitiveness of the Company’s compensation package relative to the industry, the Compensation Committee regularly evaluates the Company’s peer group with the aid of CBS, and with input from management. Data from the Company’s peer group is therefore considered in the compensation benchmarking process as one input in helping to determine appropriate pay levels.

In establishing compatibility between the Company and the members of the peer group, the following factors are considered:

•	Industry

•	Geographic Location

•	Revenue

•	Total Assets

•	Market Capitalization

Based on these considerations, the following were selected as the Company’s peer group for 2015 in analyzing the market competitiveness of the Company’s executive compensation programs.

AV Homes Inc.	M.D.C. Holdings, Inc.	The St. Joe Company
Howard Hughes Corp.	Meritage Homes Corp	Tri Pointe Homes Inc.
KB Home	Stratus Properties Inc.	William Lyon Homes

While the Company is below certain of the selected peers in terms of market capitalization, revenue and assets, the peer group was selected in order to approximate where the Company reasonably expects to be in the near term, while including companies that have experienced similar growth. Further, while the Company ranks at approximately the 34th percentile for revenue amongst the peer group companies, and in the bottom quartile for market capitalization, the Company ranks 2nd among the peer group companies for 1-year Total Shareholder Return (which we refer to as “TSR”) (3-year and 5-year TSR comparisons are not available as the Company has not been publicly traded for the requisite length of time for those measurements). Given the Company’s current position relative to the peer group and the projected growth of the Company, we believe that the selected peer group is appropriate for purposes of benchmarking compensation.

Named Executive Officer Compensation

Our named executive officers (which we refer to as our “NEOs”) for fiscal year 2015 were Dale Francescon, our Co-Chief Executive Officer (which we refer to as our “Co-CEO”), Robert J. Francescon, our Co-CEO, and David L. Messenger, our Chief Financial Officer (which we refer to as our “CFO”). The following is a summary of the elements of our compensation arrangements paid to our NEOs for fiscal year 2015, as well as a summary of the elements to be paid to our NEOs for fiscal year 2016.

In general, our compensation program emphasizes variable, at-risk, pay elements as a significant portion of each NEO’s total compensation package. For 2015, the breakdown of variable, at-risk, pay compared to fixed pay (i.e., base salary) for our Co-CEOs and CFO is as follows:

The composition of the 2015 total compensation for the Co-CEOs and CFO is as follows:

Annual Base Salary

Base salary is designed to compensate our NEOs at a fixed level of compensation that provides some financial certainty and security for our NEOs, and also serves as a retention tool throughout the executive’s career. In determining base salaries, the Compensation Committee considers many things, including each executive’s roles and responsibilities, unique skills, future potential with the Company, salary levels for similar positions in our market and internal pay equity.

While a Co-CEO executive structure is not commonly found in the marketplace, we believe our leadership structure is appropriate in light of our historical growth and expected future development. Further, the absence of other leadership positions within the Company’s executive team, such as a Chief Operating Officer, that are otherwise generally found on the leadership teams of other companies, requires our executives to perform multiple roles and take on additional responsibilities that would otherwise not be required of CEOs. As such, when determining compensation amounts for the year, the Compensation Committee takes into account the fact that the Company has two Co-CEOs who each perform a broad range of duties which would generally be spread over a number of executive positions as described above.

For 2014, the Compensation Committee determined that our Co-CEOs’ base salaries, as well as that of our CFO, were below market, and therefore determined that an increase was warranted. Because the Company seeks to align fixed compensation with approximately the market median, while providing opportunities for additional compensation through its incentive compensation plans, for 2014, the Compensation Committee set the base salary of our Co-CEOs at $750,000 each, which was approximately the market median, and set the base salary of our CFO at $400,000, which was also approximately the market median.

The Compensation Committee reevaluated NEO compensation relative to the market data in early 2015 and determined that the base salaries of our NEOs for 2015 remained consistent with the Company’s market, except for the 2015 base salary of our CFO, which was slightly below market. As such, no base salary adjustments were made for our Co-CEOs in 2015, while the base salary for our CFO was increased by $25,000 to $425,000 for 2015. Base salaries of our NEOs for 2014 and 2015 are reflected in the following table:

Named Executive Officer	2014 Base Salary	2015 Base Salary	Change (%)
Dale Francescon	$750,000	$750,000	0.0%
Robert J. Francescon	$750,000	$750,000	0.0%
David L. Messenger	$400,000	$425,000	6.25%

Short-Term Incentive—Cash Bonus (which we refer to as “STI”)

Annual cash bonuses are designed to incentivize our NEOs at a variable level of compensation based on the Company’s as well as the individual’s performance. In connection with our annual cash bonus program, the Compensation Committee determines annual performance criteria that are flexible and that change with the needs of our business. Our annual cash bonus program is designed to reward the achievement of specific financial and operational objectives.

Co-CEOs

For fiscal year 2015, Dale Francescon’s and Robert J. Francescon’s bonuses were calculated pursuant to formulas detailed in their respective employment agreements and based on the satisfaction and performance of the following goals established by the compensation committee. Despite maximum performance, the bonuses earned by our Co-CEOs in 2013 were determined to be significantly below the market median. Accordingly, for 2014, the Compensation Committee recommended an increase in the bonus award opportunities for each of our Co-CEOs. The Compensation Committee established target STI awards equal to 150% of base salary, with a maximum award opportunity of 200% of target (i.e., 300% of base salary) and a threshold award level of 66.67% of target (i.e., 100% of base salary). Following the review of 2014 compensation conducted in early 2015, the Compensation Committee determined that the short-term incentive award levels for the Co-CEOs be maintained in 2015.

For 2015, the Compensation Committee, in considering the performance metrics that should apply in calculating our Co-CEOs’ short-term incentive awards, determined that the performance metrics should continue to be based on overall Company performance as opposed to individual performance. The Compensation Committee furthermore determined that the most important measures of Company success, which should form the basis of our Co-CEOs’ annual bonus, were number of closings, revenue and EBITDA. The Compensation Committee then set the target for each measure using the Company’s projected business plan for 2015 (i.e., as the amount in the target business plan presented to our Board). Threshold was set at 85% of target, and maximum was set at 115% of target.

All performance metrics are equally weighted in determining our Co-CEOs’ annual bonuses. If threshold level is not achieved with respect to a given performance metric, then no payout is made with respect to that metric.

The performance metrics, and the performance levels attached to each, as well as actual performance, are reflected in the following table.

Performance Measure	Threshold	Target	Maximum	Actual
Closings	1,700	2,000	2,300	2,401
Revenue	$552.5 million	$650.0 million	$747.5 million	$734.5 million
EBITDA (1)	$53.6 million	$63.0 million	$72.5 million	$79.2 million

(1)	For purposes of calculating EBITDA for 2015, transaction expenses and bonuses were excluded.

CFO

The Compensation Committee determined that our CFO’s STI award for 2013 was significantly below the market median. In light of the Company’s compensation philosophy to provide incentive award opportunities that range from below market median (in the case of poor performance) to at or above the market 75th percentile (in the case of outstanding performance), the Compensation Committee determined that our CFO’s target STI award should be set at approximately 75% of the recommended base salary, with a maximum award opportunity of 267% of target (i.e., approximately 200% of base salary) and a threshold award level of 50% of target (i.e., 37.5% of base salary). Following the review of 2014 compensation conducted by the Compensation Committee in early 2015, the Compensation Committee determined that an adjustment to the award levels for our CFO was warranted. As such, for 2015, the target award level for our CFO was set at 100% of base salary, with threshold continuing to be set at 50% of target (which now represented 50% of base salary) and maximum set at 200% of target (which continued to represent 200% of base salary).

The Compensation Committee and our Co-CEOs determined that our CFO’s STI award should continue to be based in part on Company financial performance, as well as individual performance goals. Thus, the Compensation Committee retained revenue and EBITDA as performance metrics applicable in determining our CFO’s annual STI award, and also included an individual performance aspect based on specific, identifiable goals. For the financial goals, the same threshold, target and maximum levels were utilized as reflected in the table below. For the individual performance measures, our Co-CEOs make an independent assessment of the degree to which our CFO satisfied the goals. Our CFO’s individual performance goals for 2015 included the following: enhancement of internal controls, including updating process and procedure documents; shareholder relations management and oversight; development and management of financial services earnings; implementation and management of supplier rebate programs; management of risk exposures; and other relevant goals. The two financial performance metrics and the individual performance goals were equally weighted in determining our CFO’s annual STI payment.

The economic performance metrics for our CFO, and the performance levels attached to each, as well as actual performance, are reflected in the following table.

Performance Measure	Threshold	Target	Maximum	Actual
Revenue	$552.5 million	$650.0 million	$747.5 million	$734.5 million
EBITDA (1)	$53.6 million	$63.0 million	$72.5 million	$79.2 million

(1)	For purposes of calculating EBITDA for 2015, transaction expenses and bonuses were excluded.

In the case of our Co-CEOs as well as our CFO, the Compensation Committee determined that the target award opportunities detailed above were in line with the market median for the Company’s peer group.

Although the Compensation Committee believes that the established bonus levels are reasonable, as a matter of governance best practice, the Compensation Committee retains negative discretion to reduce the size of any awards if the Compensation Committee believes that it is in the best interests of the Company.

For 2015, our Co-CEOs and our CFO earned cash bonuses based on maximum performance in nearly all Company and individual categories (with the exception being revenue which was between the target and maximum). Despite hitting and significantly exceeding their performance goals, the Co-CEOs suggested, and the Compensation Committee agreed, that the Compensation Committee should exercise its negative discretion to reduce the awards, because the Company is in the early stages of being publicly traded, and there is not a lot of performance history since the Company became publicly traded. Therefore, the Compensation Committee set our Co-CEOs’ STI bonus at 67% of the maximum. Our Co-CEOs, for the same reasons described above, also determined that they would exercise negative discretion with respect to STI to be paid to our CFO, and set his award at approximately 71% of the maximum. The following table shows the STI cash awards paid to each of our executive officers for 2014 and 2015.

	Non-equity Incentive Plan Compensation
Executive Officer	2014(1)	2015(2)
Dale Francescon	$1,687,500	$1,500,000
Robert J. Francescon	$1,687,500	$1,500,000
David L. Messenger	$600,000	$600,000

(1)	Represents the performance-based bonuses actually paid to our NEOs pursuant to our 2014 STI program (which is a component of our First Amended & Restated 2013 Long-Term Incentive Plan), and does not include the bonuses paid to our NEOs upon closing of the IPO, which are described below in Note 2 to the Summary Compensation Table. The amounts reflected are 75% of the amounts actually earned by our NEOs under our 2014 STI program, which were reduced by 25% pursuant to the exercise of negative discretion by the Compensation Committee and our Co-CEOs.
(2)	Represents the performance-based bonuses actually paid to our NEOs pursuant to our 2015 STI program (which is a component of our First Amended & Restated 2013 Long-Term Incentive Plan). The amounts reflected are 67% and 71% of the amounts actually earned by our Co-CEOs and CFO, respectively, under our 2015 STI program, which were reduced by 33% and 29%, respectively, pursuant to the exercise of negative discretion by the Compensation Committee and our Co-CEOs.

Long-Term Incentive—Equity Awards

In fiscal year 2014, we began providing performance-based equity awards to our NEOs pursuant to our First Amended & Restated 2013 Long-Term Incentive Plan (which we refer to as the “Plan”). The awards made under the Plan in 2015 were granted to recognize such individuals’ efforts on our behalf, and to provide an additional incentive and retention element to their overall compensation package.

2015 Performance-Based Grants

Similar to 2014, the Compensation Committee determined that each of our Co-CEOs and our CFO should receive performance-based awards under the Plan. Following discussions with management, the Compensation Committee recommended that the Company utilize a one-year performance period for the Plan year, as rapid growth and capital structure changes were expected in the upcoming year and long-term performance would be difficult to forecast at the time of grant. Based on these considerations, the Compensation Committee determined that it would utilize Pre-Tax Income as the primary metric, as this metric is truly indicative of the success of the Company at this stage of its growth.

Awards would be granted based on achievement of the selected performance metric at the following levels:

Performance Metric	Threshold	Target	Maximum	Actual
Pre-Tax Income	$44.2 million	$52.0 million	$54.8 million	$60.3 million

Target LTI award sizes for our Co-CEOs were determined to be 150% of base salary, subject to satisfaction of performance-based goals. Threshold performance would dictate an award of 66.67% of target (i.e., 100% of base salary), and maximum performance would result in an award of 200% of target (i.e., 300% of base salary). Our Co-CEOs earned a 2015 LTI award equivalent to approximately $2,250,000 due to achievement of the maximum performance criteria.

The target LTI award for our CFO was set at approximately 117.6% of base salary, with a maximum award opportunity of 170% of target (i.e., 200% of base salary) and a threshold award level of 30% of target (i.e., 35% of base salary). Based upon a base salary of $425,000, target LTI would be $500,000 with a maximum award opportunity of $850,000 and a threshold award level of $150,000. Our CFO earned a 2015 LTI award equivalent to approximately $850,000 due to achievement of the maximum performance criteria.

LTI awards are granted in the form of restricted stock units of the Company, where one restricted stock unit equals the right to receive one share of common stock when such restricted stock unit vests. The LTI awards of restricted stock units that were earned based on 2015 performance were granted in early 2016, and will vest over a three-year period.

Other Income

In 2015, each of Dale Francescon and Robert J. Francescon received other compensation of $65,609, comprised of Company contributions to defined contribution plans, an automobile and cellular telephone allowance and reimbursements for term life insurance. In fiscal year 2015, Mr. Messenger received other income of $6,000, comprised of an automobile and cellular telephone allowance.

Employment Agreements

We have entered into employment agreements with each of our Co-Chief Executive Officers, Dale Francescon and Robert J. Francescon. Each of the employment agreements was effective as of May 7, 2013, has an initial term of five years, and provides for automatic one-year extensions after the expiration of the initial term, unless either party provides the other with at least 90 days’ prior written notice of non-renewal. Each of the employment agreements requires Dale Francescon and Robert J. Francescon, respectively, to dedicate substantially his full business time and attention to the affairs of the Company.

The employment agreements also provide for, among other things:

•	an annual base salary of $500,000 for each of Dale Francescon and Robert J. Francescon, subject to future increases from time to time at the discretion of the Compensation Committee;

•	eligibility for annual cash performance bonuses, with a target amount equal to 150% of annual base salary and a maximum amount capped at 300% of annual base salary, based on the satisfaction and performance of discretionary goals to be established by the Compensation Committee;

•	participation in the Plan and any subsequent equity incentive plans approved by our Board; and

•	participation in any employee benefit plans and programs that are maintained from time to time for our other senior executive officers.

The employment agreements contain customary confidentiality provisions as well as non-competition and non-solicitation provisions that apply during the term of the agreements and for two years after the termination of their employment for cause or without good reason.

We may terminate Dale Francescon’s or Robert J. Francescon’s employment at any time with or without cause, and the executive may terminate his employment with or without good reason. If we terminate Dale Francescon’s or Robert J. Francescon’s employment for cause, if he either resigns without good reason, or if his employment is terminated due to death or disability, he will be entitled to receive any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination, accrued but unused vacation and any other benefits that have been earned and accrued prior to the date of termination. In addition, any outstanding awards granted to him under the Plan will be paid in accordance with their terms.

If we terminate Dale Francescon’s or Robert J. Francescon’s employment without cause or if he terminates his employment for good reason, he will be entitled to the severance benefits described below. The severance benefits include the following:

•	each of Dale Francescon and Robert J. Francescon will be entitled to receive any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination, any accrued but unused vacation and any benefits that have vested or which he is eligible to receive prior to the date of termination;

•	we will pay the employer’s portion of COBRA premiums under our major medical group health and dental programs for up to 30 months;

•	each of Dale Francescon and Robert J. Francescon will be entitled to receive a lump sum cash payment in an amount equal to the sum of (i) three times his 12 months’ annual base salary (which we refer to as the “Base Severance”), provided that, if the date of his termination is within the initial term, the amount he will be entitled to receive shall be twice the normal Base Severance, plus (ii) a payment in lieu of the annual bonus for the fiscal year in which his employment was terminated equal to the amount of the annual bonus that would have become payable for the fiscal year if employment had not been terminated, based on performance actually achieved that year (determined by our Board following completion of performance year), multiplied by a fraction, the numerator of which is the number of days he was employed in the fiscal year of termination and the denominator of which is the total number of days in the fiscal year, provided that if the date of his termination is within the initial term the amount received shall be no less than the maximum allowable annual bonus that he could have been paid for such year pursuant to the terms of his employment agreement; and

•	all equity awards granted to Dale Francescon and Robert J. Francescon under the Plan or any subsequent equity incentive plan approved by our Board will immediately vest, any forfeiture restrictions will immediately lapse and any target bonus performance criteria for the year in which such termination occurs will be treated as satisfied and, in the case of any options, will become vested and exercisable or, at the discretion of our Board, may be cashed out or cancelled.

The employment agreements also provide that if the termination occurs within 24 months following a “change in control” (as defined in the employment agreements), in addition to the other payments provided for above (other than the payment in lieu of annual bonus), Dale Francescon and Robert J. Francescon will receive an amount equal to three times the target bonus (150% of base salary) for the current fiscal year.

Potential Payments upon Termination or Change in Control

The following table shows potential payments to our NEOs under existing contracts (including, without limitation, employment agreements and equity award agreements) for various scenarios involving a termination of employment prior to or following a change in control, assuming a December 31, 2015 termination date. David L. Messenger, our Chief Financial Officer, does not have an employment agreement or any other arrangements with the Company under which he is entitled to severance benefits upon termination of his employment. Please see the narrative above and the section above entitled “—Employment Agreements” for further details.

Name	Benefit	Termination without Cause or Good Reason Prior to Change in Control	Termination without Cause or Good Reason within 24 Months Following Change in Control	Voluntary Termination; Death, Disability
Dale Francescon	Severance Pay	$4,500,000	$4,500,000	—
	Incentive Pay	$2,250,000	$3,375,000	—
	Stock Vesting	$3,536,563	$3,536,563	—
	Other Benefits (1)	$16,986	$16,986	$16,986

Robert J. Francescon	Severance Pay	$4,500,000	$4,500,000	—
	Incentive Pay	$2,250,000	$3,375,000	—
	Stock Vesting	$3,536,563	$3,536,563	—
	Other Benefits (2)	$23,193	$23,193	$23,193

David L. Messenger	Severance Pay	—	—	—
	Incentive Pay	—	—	—
	Stock Vesting	—	—	—
	Other Benefits	—	—	—

(1)	$16,986 represents the Company’s portion of the applicable COBRA premium for continued coverage under the Company’s medical benefits plan for 30 months.
(2)	$23,193 represents the Company’s portion of the applicable COBRA premium for continued coverage under the Company’s medical benefits plan for 30 months.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount of compensation in excess of $1,000,000 that the Company may deduct in any one year with respect to its chief executive officer and three other most highly compensated executive officers (excluding the chief financial officer). There are exceptions to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The Company believes that it has satisfied all of the requirements for the STI and LTI awards granted under our First Amended & Restated 2013 Long-Term Incentive Plan to qualify as “performance-based” within the meaning of Section 162(m), so that it is fully deductible by the Company without regard to the $1,000,000 limit.

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Summary Compensation Table

For the years ended December 31, 2015, 2014 and 2013, the following table summarized the compensation of all of the Company’s NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Dale Francescon,	2015	750,000	—	2,249,986	1,500,000	65,609	4,565,595
Co-Chief Executive Officer	2014	681,891	250,000	1,499,990	1,687,500	66,842	4,186,223
	2013	466,666	—	1,260,000	1,500,000	55,400	3,282,066

Robert J. Francescon,	2015	750,000	—	2,249,986	1,500,000	65,609	4,565,595
Co-Chief Executive Officer and President	2014	681,891	250,000	1,499,990	1,687,500	66,842	4,186,223
	2013	466,666	—	1,260,000	1,500,000	55,400	3,282,066

David L. Messenger,	2015	415,909	—	599,990	600,000	6,000	1,621,899
Chief Financial Officer	2014	355,320	125,000	1,000,000	600,000	6,000	2,086,320
	2013	135,417	250,000	242,500	—	3,500	631,417

(1)	David L. Messenger began serving as our Chief Financial Officer on June 3, 2013. Salary received in 2013 was pro-rated based on an annual base salary of $250,000.
(2)	In 2014, each of Dale Francescon and Robert J. Francescon received a cash bonus in the amount of $250,000 upon completion of the Company’s IPO, as provided by the terms of their respective Employment Agreements. In 2014, David L. Messenger also received a cash bonus of $125,000 upon completion of the IPO, as provided by the terms of his offer letter. David L. Messenger received a discretionary cash bonus of $250,000 for fiscal year 2013 based upon his performance during that period, which was approved by the Compensation Committee.
(3)	With respect to 2015, the amount reflected represents the grant date fair value of 131,964 shares of restricted stock units granted to each of Dale Francescon and Robert J. Francescon, and 35,190 shares of restricted stock units granted to David L. Messenger, computed in accordance with FASB ASC Topic 718. With respect to 2014, the amount reflected represents the grant date fair value of 70,093 shares of restricted stock granted to each of Dale Francescon and Robert J. Francescon, and 46,729 shares of restricted stock granted to David L. Messenger, computed in accordance with FASB ASC Topic 718. With respect to 2013, the amount reflected represents the grant date fair value of 63,000 shares of restricted stock granted to each of Dale Francescon and Robert J. Francescon, and 12,500 shares of restricted stock granted to David L. Messenger, computed in accordance with FASB ASC Topic 718.
(4)	For 2015, each of Dale Francescon, Robert J. Francescon and David L. Messenger earned the maximum award under our 2015 STI program, based upon the satisfaction of Company and individual performance goals. The maximum award amounts were $2,250,000 for each of our Co-CEOs and $850,000 for our CFO. Although our executive officers earned the maximum award, the Compensation Committee exercised negative discretion to reduce the award paid to each of our Co-CEOs to 67% of the maximum award, and our Co-CEOs exercised negative discretion to reduce the award paid to our CFO to 71% of the maximum award. This resulted in actual awards paid in 2015 of $1,500,000 to each of our Co-CEOs and $600,000 to our CFO, which amounts are reflected in the table.

For 2014, each of Dale Francescon, Robert J. Francescon and David L. Messenger earned the maximum award under our 2014 STI program, based upon the satisfaction of Company and individual performance goals. The maximum award amounts were $2,250,000 for each of our Co-CEOs and $800,000 for our CFO. Although our executive officers earned the maximum award, the Compensation Committee exercised negative discretion to reduce the award paid to each of our Co-CEOs to 75% of the maximum award, and our Co-CEOs exercised negative discretion to reduce the award paid to our CFO to 75% of the maximum award. This resulted in actual awards paid in 2014 of $1,687,500 to each of our Co-CEOs and $600,000 to our CFO, which amounts are reflected in the table.

(5)	Each of Dale Francescon and Robert J. Francescon received other compensation of $65,609 in 2015, comprised of $5,609 in Company contributions to defined contribution plans, a $30,000 automobile and cellular telephone allowance and $30,000 in reimbursements for term life insurance. David L. Messenger received other compensation of $6,000 in 2015, comprised of an automobile and cellular telephone allowance.

Each of Dale Francescon and Robert J. Francescon received other compensation of $66,842 in 2014, comprised of $6,842 in Company contributions to defined contribution plans, a $30,000 automobile and cellular telephone allowance and $30,000 in reimbursements for term life insurance. David L. Messenger received other compensation of $6,000 in 2014, comprised of an automobile and cellular telephone allowance.

Each of Dale Francescon and Robert J. Francescon received other compensation of $55,400 for fiscal year 2013, comprised of $9,400 in Company contributions to defined contribution plans, a $30,000 automobile and cellular telephone allowance and $30,000 in reimbursements for term life insurance. David L. Messenger received a $3,500 automobile and cellular telephone allowance for fiscal year 2013, which is the pro-rated amount from a $6,000 annual allowance based on his actual period of service beginning on June 3, 2013.

Grants of Plan-Based Awards in 2015

The following table sets forth certain information with respect to awards granted during 2015 to our NEOs.

Name	Grant Date	Shares of Restricted Stock (#)	Fair Value on Grant Date ($/share)	Grant Date Fair Value of Restricted Stock Awards
Dale Francescon	2/18/2015	131,964	$17.05	$2,249,986
Robert J. Francescon	2/18/2015	131,964	$17.05	$2,249,986
David L. Messenger	2/18/2015	35,190	$17.05	$599,990

All equity awards were made under the Plan and will vest with respect to 1/3 of the shares on each of the first three anniversaries of the date of grant.

Outstanding Equity Awards as of December 31, 2015

The following table sets forth information with respect to all unvested restricted stock awards to our NEOs that were outstanding as of December 31, 2015. Restricted stock will vest (restrictions will lapse) if the NEO remains employed on the vesting date.

	Stock Awards as of December 31, 2015
Name	Number of shares of stock that have not vested (#)		Market Value of shares of stock that have not vested(3)
Dale Francescon	199,693	(1)	$3,536,563
Robert J. Francescon	199,693	(1)	$3,536,563
David L. Messenger	70,510	(2)	$1,248,732

(1)	Comprised of 131,964 shares of time-based restricted stock granted on February 18, 2015, 70,093 shares of time-based restricted stock granted on May 7, 2014, and 63,000 shares of time-based restricted stock granted on May 7, 2013, each of which will vest in equal installments on the first, second and third anniversary of the respective grant dates subject to continued employment with us.
(2)	Comprised of 35,190 shares of time-based restricted stock granted on February 18, 2015, 46,729 of time-based restricted stock granted on May 7, 2014, and 12,500 shares of time-based restricted stock granted on June 3, 2013, each of which will vest in equal installments on the first, second and third anniversary of the respective grant date subject to continued employment with us.
(3)	Value is calculated by multiplying the number of shares of restricted stock that have not vested by the last traded price of our stock on the NYSE ($17.71) as of December 31, 2015.

Director Compensation

Following a market review of non-employee director compensation among the peer group companies by CBS, the Compensation Committee recommended, and the Board approved, modifications to the existing compensation program for our non-employee directors. Pursuant to this compensation program, we paid the following fees to each of our non-employee directors during the fiscal year ended December 31, 2015:

•	an annual cash retainer of $75,000;

•	an annual grant of shares of restricted stock with an approximate value of $100,000 pursuant to the Plan, which shares will vest in equal installments annually over three years subject to continued service on our Board;

•	an additional annual cash retainer of $25,000 to the chairperson of the Audit Committee;

•	an additional annual cash retainer of $11,000 to the members of the Audit Committee;

•	an additional annual cash retainer of $20,000 to the chairperson of the Compensation Committee;

•	an additional annual cash retainer of $10,000 to the members of the Compensation Committee;

•	an additional annual cash retainer of $20,000 to the chairperson of the Nominating and Corporate Governance Committee; and

•	an additional annual cash retainer of $10,000 to the members of the Nominating and Corporate Governance Committee.

As part of the changes to the non-employee director compensation program, the Board eliminated all payments for attendance at meetings, either in person or telephonically. We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at Board and committee meetings. Directors who are employees do not and will not receive any compensation for their services as directors.

The following table sets forth information concerning the compensation of our non-employee directors during the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Keith R. Guericke	$120,000	$100,000	$220,000
James M. Lippman	$116,000	$100,000	$216,000
John P. Box	$116,000	$100,000	$216,000

(1)	The amount reflected represents the grant date fair market value of 5,152 shares of restricted stock computed in accordance with FASB ASC Topic 718.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review and Approval of Related Party Transactions

Our Code of Business Conduct and Ethics applies to our officers, directors and any employees, and outlines the principles, policies and values that govern the activities of the Company, including with respect to conflicts of interest.

A conflict of interest is defined as any situation in which a director, officer or employee has inconsistent, or seemingly inconsistent, interests with those of the Company as a whole, which could, if not properly addressed, cause serious harm to the Company. A conflict situation could arise when the individual takes actions or has interests that make it difficult for the individual to perform his or her work objectively and effectively. It is specifically required by our Code of Business Conduct and Ethics that any transaction involving a conflict of interest be approved by a vote of a majority of the Company’s disinterested and independent directors. Our Chief Financial Officer is generally responsible for overseeing and monitoring compliance with respect to transactions involving conflicts of interest. All reported violations will be promptly investigated and treated confidentially to the greatest extent possible.

On any new related party transactions, if the party involved in the transaction is a member of our Board, such member of our Board is required to recuse or abstain from involvement in the decision. If the remaining Board members ratify the transaction, our Board will grant a waiver to the Code of Business Conduct and Ethics. In the event that such a waiver is granted to any of our officers or directors, we would announce the waiver within four (4) business days on a Current Report on Form 8-K and in the “Corporate Governance” section of our website.

In addition, on a quarterly basis, our Board reviews all existing related party transactions and any new transactions that are brought to the attention of either management or our Board.

Transactions with Related Persons

For the period beginning on January 1, 2015 to the date of this Proxy Statement, the following are our current arrangements with a related party:

Employment Agreements with Dale Francescon and Robert J. Francescon

Dale Francescon and Robert J. Francescon serve as our Co-Chief Executive Officers. We have entered into employment agreements with each of these officers, in their capacities as officers, which employment agreements provide for salary, bonus and other benefits, including the grant of restricted stock and options to purchase shares of our common stock, and severance upon a termination of employment under certain circumstances. We may enter into similar employment arrangements with certain executive officers that we hire in the future. Please see the sections above entitled “Executive Officers and Compensation—Employment Agreements” and “Executive Officers and Compensation—Potential Payments upon Termination or Change in Control” for a description of these employment agreements.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors, Co-Chief Executive Officers, and Chief Financial Officer. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our charter and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based on the information furnished by the reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than ten percent stockholders were complied with on a timely basis during the fiscal year ended December 31, 2015, except for one delinquent filing by Mr. Keith R. Guericke in connection with the Company’s grant to him of shares of restricted stock pursuant to the Plan on May 13, 2015, which he reported on a Form 4 filed with the SEC on May 18, 2015.

Stockholder Proposals and Director Nominations for 2017 Annual Meeting

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Proxy Statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2017 proxy statement, your proposal must be received by us no later than December 2, 2016, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the Proxy Statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Nominations and Proposals Pursuant to Our Bylaws. Under our Bylaws, a stockholder wishing to nominate a candidate for election to our Board, or propose other business for consideration, at the 2017 Annual Meeting of Stockholders is required to give written notice of such stockholder’s intention to make such a nomination or proposal to our Corporate Secretary at our principal executive offices at 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Corporate Secretary. In order for a stockholder proposal for director nominations or other business, outside of Rule 14a-8 under the Exchange Act, to come before the 2017 Annual Meeting of Stockholders, such notice of nomination or proposal must be made in accordance with our Bylaws, which require appropriate notice to us of the nomination or proposal not less than 90 days nor more than 120 days prior to the date of such Annual Meeting of Stockholders. A notice of nomination or proposal is also required to contain specific information as required by our Bylaws. A nomination which does not comply with the requirements of our Bylaws may not be considered. The Nominating and Corporate Governance Committee will consider validly nominated director candidates and will provide its recommendations to our Board. In general, to be timely, we must receive the notice of nomination or proposal not later than the 90th day nor earlier than the 120th day prior to the date of the first anniversary of the 2016 Annual Meeting. In this regard, we must receive the notice of nomination or proposal no earlier than January 11, 2017 and no later than February 10, 2017.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Investor Relations, or contact Investor Relations by telephone at (303) 268-8398. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the preceding Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

By Order of the Board of Directors

David L. Messenger

Chief Financial Officer

Greenwood Village, Colorado

April 1, 2016

0

CENTURY COMMUNITIES, INC.

Proxy for Annual Meeting of Stockholders on May 11, 2016 at 1:00 p.m. local time

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Dale Francescon and David L. Messenger, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Century Communities, Inc., to be held on May 11, 2016 at 1:00 p.m. local time at Hyatt Regency Denver Tech Center, 7800 East Tufts Avenue, Denver, Colorado 80237, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1	14475

ANNUAL MEETING OF STOCKHOLDERS OF

CENTURY COMMUNITIES, INC.

May 11, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement, proxy card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available at http://www.astproxyportal.com/ast/19474/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

20530000000000000000 7	051116

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

			FOR	AGAINST	ABSTAIN
1. Election Directors:	NOMINEES:	2. Proposal to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2016.
FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	John P. Box Dale Francescon Robert J. Francescon Keith R. Guericke James M. Lippman
3. Such other business as may properly come before the Annual Meeting or at any continuation, postponement or adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

CENTURY COMMUNITIES, INC.

May 11, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement, proxy card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available at http://www.astproxyportal.com/ast/19474/

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

■	20530000000000000000 7	051116

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

			FOR	AGAINST	ABSTAIN
1. Election Directors:		2. Proposal to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2016.
NOMINEES:
FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	John P. Box Dale Francescon Robert J. Francescon Keith R. Guericke James M. Lippman
3. Such other business as may properly come before the Annual Meeting or at any continuation, postponement or adjournment thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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 Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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